Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact: Don Duffy/Brian Prenoveau 203-682-8200 Media Contact: Alecia Pulman 203-682-8259

Jamba, Inc. Names Lesley H. Howe to the Board of Directors

Emeryville, CA – December 6, 2007 – Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) announced the appointment of Lesley H. Howe to its Board of Directors and as an independent member of its Audit Committee, effective December 1, 2007.

“We are thrilled to welcome someone of Les’s caliber to our Board of Directors,” said Paul Clayton, Chief Executive Officer. “Les’s long history of leading companies and his business expertise will be invaluable to Jamba moving forward.”

Howe spent more than 30 years with the international accounting firm of KPMG Peat Marwick, LLP, where he was a senior partner and from 1994-1997 served as Area Managing Partner for the Los Angeles office. Howe served as CEO of Consumer Networks LLC, a San Diego-based internet marketing and promotions company from 2001 until its sale in 2007. Howe is a member of the board of directors of P.F. Chang’s China Bistro Inc., NuVasive, Inc., and Volcano Corporation.

ABOUT JAMBA, INC.

Jamba, Inc. is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE ® stores. Founded in 1990, JAMBA JUICE is the category-defining leader in healthy blended beverages, juices, and good-for-you snacks. As of the end of 3Q07, JAMBA JUICE has 672 stores, of which 470 are company-owned and operated. For the nearest location or a complete menu smoothies, please call: 1-866-4R-FRUIT or visit the new JAMBA JUICE website at http://www.jambajuice.com.